Exhibit 10.1
On January 16, 2009, the Compensation Committee of the Board of Directors of Quiksilver, Inc. (the “Company”) approved a reduction in the annual base salaries (effective as of February 1, 2009) for certain executive officers of the Company. The following table sets forth the reduced annual base salary levels of such executive officers:

Name and Position	Base Salary
Robert B. McKnight, Jr.,	$903,000
Chief Executive Officer and President
Charles S. Exon,	$404,000
Chief Administrative Officer, Secretary and General Counsel
Pierre Agnes,	€332,500
President — Quiksilver Europe